NEWS RELEASE

Eden Energy Corp. Announces Spudding of Noah Well

VANCOUVER, March 26, 2008. (OTCBB: EDNE) Eden Energy Corp. is pleased to announce the spudding of its Noah Federal #1 well in White Pine County, Nevada. The well was spud at 1:00 PM PDT on March 26, 2008 and is expected to take between 30 and 60 days to drill. The total depth is estimated to be between 7,000 and 9,000 feet. The estimated cost for this well has been adjusted to $5.4 MM plus a $1MM contingency. The Noah Federal No. 1 well is located in the southwest quarter of the southeast quarter of Section 31, Twp. 26N, Rge. 55E in White Pine County, Nevada.

Donald Sharpe, president of Eden Energy, commented “We are extremely pleased to announce the spudding of this well. We have put considerable effort into the maturing of this project from a raw exploration concept into a drillable prospect and it is gratifying to see it being drilled. We do not anticipate making further announcements on this well until after any completion operations are finalized.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the spud date of the Noah well, the drilling of the Noah well to total depth, the length of time to drill to total depth, potential reservoir rock in the Noah Project, the production rates of the White River Dome wells, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2006 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com